Exhibit 3.3

CERTIFICATE OF INCORPORATION OF

APPLIANCE SCIENTIFIC, INC.

FIRST: Corporate Name. The name of the Corporation (which is hereinafter referred to as the “Corporation”) is Appliance Scientific, Inc.

SECOND: Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: Corporate Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issues is Thirteen Thousand (13,000) shares consisting of Twelve Thousand (12,000) shares of common stock having a par value of One Cent ($.01) per share and One Thousand (1,000) shares of preferred stock having a stated value of One Dollar ($1.00) per share.

The Board of Directors is expressly authorized, subject to any limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

A. the number of shares constituting that series and the distinctive designation of that series;

B. the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which dates or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

C. whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

D. whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

E. whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

F. whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

G. the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

H. any other relative rights, preferences and limitations of that series.

FIFTH: Board of Directors.

A. (1) The Board of Directors of the Corporation shall initially consist of two (2) members and thereafter shall consist of such number of directors that, from time to time, shall be fixed by, or in the manner provided in the Bylaws of the Corporation. The names and addresses of the individuals who are to serve as the initial directors until the first annual meeting of the stockholders, or until their successors arc duly elected and qualified are as follows:

NAME	ADDRESS

Philip R. McKee	4006 Beltline Road
Suite 234, LB7
Addison, Texas 75001

Eric J. Moeller	4006 Beltline Road
Suite 234, LB7
Addison, Texas 75001

(2) Elections of directors need not be done by written ballot unless the Bylaws of the Corporation shall otherwise provide.

(3) The right to accumulate votes in the election of directors, and/or cumulative voting by any stockholder is hereby expressly denied.

B. The Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporation Law of the State of Delaware, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that notwithstanding any provision in this Certificate of Incorporation to the contrary, the stockholders may not adopt, repeal or amend the Bylaws of the Corporation without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Corporation’s outstanding common stock; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SIXTH: Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same is hereafter amended. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: Indemnification of Directors and Officers.

A. General. The Corporation shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to or is involved in any manner (including as witness) in any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative and whether formal or informal or external or internal to the Corporation (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any other Corporation, partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while holding the office of director or officer against expenses (including attorney’s fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding the foregoing, except as provided in the following paragraph, the Corporation shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

If a claim for indemnity under the proceeding paragraph is not paid in full by the Corporation within forty-five (45) days after a written claim has been received by the Corporation, the claimant may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense of any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

B. Derivative Actions. The Corporation shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason or the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such persons shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shalt deem proper.

C. Indemnification in Certain Cases. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections A and B of this Article SEVENTH or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

D. Procedure. Any indemnification under Sections A and B of this Article SEVENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections A and B. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

E. Advances for Expenses. Expenses (including attorneys’ fees) incurred by a director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article SEVENTH.

F. Rights Not Exclusive. The right to indemnification provided by, or granted pursuant to, this Article SEVENTH (including the right to advancement of expenses) shall be a contract right of each director and officer of the Corporation. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article SEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

G. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article SEVENTH.

H. Construction. For the purposes of this Article SEVENTH, (i) references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article SEVENTH with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity; (ii) references to “other enterprises” shall include employee benefits plans; (iii) references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; (iv) references to “serving at the request of the Corporation as an officer or director” shall include any service in an official capacity as a director or officer of the Corporation or in any other capacity while holding the office of director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and (v) a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation.”

I. Survival of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to this Article SEVENTH shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

EIGHTH: Amendment. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: Election Regarding Section 203. The Corporation expressly elects to be governed by Section 203 of the General Corporation Law of the State of Delaware regarding business combinations with interested stockholders.

TENTH: Incorporators. The names and address of the incorporators are Philip R. McKee and Eric J. Moeller, 4006 Beltline Road, Suite 234, LB7, Addison, Texas 75001. The powers of the incorporators shall terminate upon the filing of this Certificate of Incorporation with the Delaware Secretary of State.

5